-END- CONTACT: Marli Quesinberry Director of Investor Relations 404-407-1898 marliquesinberry@cousinsproperties.com website address: www.cousinsproperties.com COUSINS PROPERTIES ANNOUNCES $100 MILLION SHARE REPURCHASE PROGRAM ATLANTA — (September 8, 2015) — Cousins Properties Incorporated (NYSE: CUZ) announced today that its Board of Directors has authorized the repurchase of up to $100 million of its outstanding common shares over the next two years. Cousins anticipates funding the share repurchase program with proceeds from non-core asset sales. Purchases made pursuant to the share repurchase program will be made from time to time in the open market, in privately negotiated transactions or in other manners as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program may be suspended or discontinued at any time. Cousins Properties Incorporated is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA, primarily invests in Class-A office properties located in high growth Sunbelt markets, with a focus on Georgia, Texas and North Carolina. For more information, please visit www.cousinsproperties.com. This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2014 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. News Release